FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
SEES 2003 OPERATING EPS AT HIGH END OF 15% TO 17% OBJECTIVE,
THIRD QUARTER CASH DIVIDEND TO BE 33% ABOVE 2002

COLUMBUS, Georgia — July 23, 2003 — AFLAC Incorporated today reported its second quarter results. Total revenues, which reflected a stronger average yen/dollar exchange rate, were $2.9 billion in the second quarter, or 13.9% higher than a year ago. Net earnings were $248 million, or $.48 per diluted share, compared with $212 million, or $.40 per diluted share, a year ago. Net earnings in the second quarter of 2003 included a gain of $13 million, or $.03 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes as required by SFAS 133. In the second quarter of 2002, net earnings also benefited by $13 million, or $.03 per diluted share, from the effect of SFAS 133. Realized investment losses were $.01 per diluted share in both the current and year ago quarters.

In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor’s understanding of the company’s underlying profitability and results of operations. Our definition of operating earnings, as presented in this press release, excludes the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133.

Operating earnings were $240 million, compared with $202 million a year ago. On a per-share basis, operating earnings rose 21.1% to $.46 per diluted share, compared with $.38 per share in the second quarter of 2002. Excluding the benefit of $.02 per share from the stronger yen to the dollar, operating earnings per share increased 15.8% for the quarter.

For the six months of 2003, total revenues rose 16.1% to $5.7 billion. Net earnings were $486 million, or $.93 per diluted share, compared with $395 million, or $.75 per share, for the first six months of 2002. Operating earnings for the six months were $483 million, or $.92 per diluted share, compared with $394 million, or $.74 per share, in 2002.

For the second time in 2003, the board of directors approved an increase in the quarterly cash dividend. The board raised the quarterly dividend from $.07 to $.08 per share, an increase of 14.3%. The board had previously increased the quarterly dividend 16.7% in the first quarter of 2003. As a result, the third quarter dividend will be 33.3% higher than the 2002 third quarter dividend. The third quarter dividend is payable on September 2, 2003, to shareholders of record at the close of business on August 14, 2003.

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, our results for the first half of 2003 have been rewarding. Although U.S. sales grew at a single-digit pace, we balance those results against very strong sales growth at AFLAC Japan.

“AFLAC Japan produced significantly better-than-expected total new annualized premium sales in the second quarter. In fact, second quarter sales were the best in the company’s history, rising 11.3% to 33.0 billion yen, or $278 million. These record sales results reflect the continued popularity of our medical-related products. Our new stand-alone medical policy and medical rider to our cancer life policy combined for more than 56% of total new sales in the quarter. We believe Japanese consumers will continue to prefer affordable insurance products that provide living benefits offered by companies with strong balance sheets. We further believe AFLAC fits that description better than any other insurer in Japan. As such, we now believe we are well positioned to increase AFLAC Japan’s total new annualized premium sales by 7% to 10% in yen terms for the year.

“In the United States, total new annualized premium sales increased 4.0% to $264 million in the second quarter. As stated in our first quarter earnings announcement, we have made several changes to our sales management infrastructure, which should enhance our recruiting and training capabilities and better position us for renewed sales momentum. For the third quarter, we believe sales will likely increase in the 6% to 13% range. And if third quarter sales are at the high end of that range, then increasing sales by 10% to 15% for the year is a reasonable expectation. In the longer term, we continue to believe that we can capitalize on the vast market opportunities for supplemental health insurance products in the United States.

“Most importantly, we believe we are very well positioned for strong earnings growth in 2003. In May 2001, we established a 2003 objective of increasing operating earnings per diluted share 15% to 17% excluding the impact of the yen. Within that range, we set a specific target earlier this year of earning $1.80 per diluted share in 2003, or a 15.4% increase over 2002. With half of the year complete, we now expect to generate operating earnings per share growth at the high end of the 15% to 17% range. Beyond 2003, we expect our strong earnings growth to continue. Our objective for 2004 and 2005 is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe those earnings objectives reflect the many opportunities we see for continued growth in the United States and Japan.”

AFLAC Incorporated (NYSE — AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 271,200 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine’s list of “The 100 Best Companies to Work for” and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of “America’s Most Admired Companies.” And in July 2003, Fortune named AFLAC to its list of “America’s 50 Best Companies for Minorities.” AFLAC’s Internet address is aflac.com.

A copy of AFLAC’s second quarter report to shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its second quarter conference call on the investor relations page of aflac.com at 9:00 a.m. (EDT), Thursday, July 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2003	2002	% Change

Total revenues	$2,861	$2,513	13.9%

Operating earnings	240	202	18.6
Reconciling items, net of tax:
Realized investment gains (losses)	(5)	(3)
SFAS 133	13	13
Net earnings	248	212	16.9

Operating earnings per share — diluted	.46	.38	21.1
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
	SFAS 133.03	.03
Net earnings per share — diluted	.48	.40	20.0

Net earnings per share — basic	.48	.41	17.1

Cash dividends paid per share	.07	.06	16.7

Shares used to compute earnings per share (000):
Basic	513,728	518,077	(.8)
Diluted	522,713	529,606	(1.3)

SIX MONTHS ENDED JUNE 30,

Total revenues	$5,669	$4,884	16.1%

Operating earnings	483	394	22.6
Reconciling items, net of tax:
Realized investment gains (losses)	(10)	(8)
SFAS 133	13	9
Net earnings	486	395	22.9

Operating earnings per share — diluted	.92	.74	24.3
Reconciling items, net of tax:
Realized investment gains (losses)	(.02)	(.01)
	SFAS 133.03	.02
Net earnings per share — diluted	.93	.75	24.0

Net earnings per share — basic	.94	.76	23.7

Cash dividends paid per share	.14	.11	27.3

Shares used to compute earnings per share (000):
Basic	514,144	518,771	(.9)
Diluted	523,588	529,613	(1.1)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC’s investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

Analyst and investor contact — Kenneth S. Janke Jr., (800) 235-2667 – option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact – Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com